Exhibit 99.1

PRESS RELEASE

Contacts:

Patrick L. Alexander

President and Chief Executive Officer

Mark A. Herpich

 Chief Financial Officer

(785) 565-2000

FOR IMMEDIATE RELEASE

July 26, 2005

Landmark Bancorp, Inc. Announces Results for the Quarter and Six Months Ended June 30, 2005 and Approves a Cash Dividend

(Manhattan, KS, July 26, 2005) Landmark Bancorp, Inc. (Nasdaq: LARK), a bank holding company based in Manhattan, Kansas, reported diluted earnings per share for the quarter ended June 30, 2005 of $0.45 versus $0.49 for the quarter ended June 30, 2004, according to Patrick L. Alexander, President and Chief Executive Officer.  Net earnings for the quarter ended June 30, 2005 were $950,000, a decrease of $125,000 compared to the quarter ended June 30, 2004. Diluted earnings per share for the six months ended June 30, 2005 were $0.83 versus $0.92 for the six months ended June 30, 2004.  Net earnings for the six months ended June 30, 2005 were $1.8 million, a decrease of $271,000 compared to the six months ended June 30, 2004.  Additionally, the Board of Directors declared a cash dividend of 17 cents per share to shareholders of record as of August 10, 2005, payable August 22, 2005.

Patrick Alexander, President and CEO, commented, “We completed the acquisition of the First Kansas Financial Corporation on April 1, 2004 and are continuing our work on capitalizing on the opportunities present in the Miami county and southern Johnson county markets.  The acquisition has resulted in increased non-interest expenses compared to the first six months of the prior year. While we have also experienced an increase in net interest income and non-interest income as a result of the acquisition, our revenue has not yet increased to a level which we feel reflects the potential that these markets will contribute to our organization.  Our efforts are focused on transitioning the acquired assets and business operations in these new markets from a thrift composition to a more commercial bank mix in order to further enhance both our net interest income and fee income.  We have made progress on these goals and expect to make additional strides toward these goals during the remainder of 2005.”

Alexander further commented, “Decreased gains on sale of loans and investments in 2005 in addition to the increased non-interest expense mentioned earlier contributed to a decrease in net earnings when compared to the first six months of 2004.  Increasing interest rates contributed to decrease mortgage loan originations throughout the industry as residential mortgage loan originations have returned to more normal levels.  Additionally, our net interest income has not increased significantly in this increasing interest rate environment due to a disproportionate number of our adjustable rate mortgages being scheduled to reprice in the last six months of 2005 versus the first six months.  We continue our efforts to reduce our balance sheet concentrations in residential mortgage loans, replacing these loans with commercial and commercial real estate loans, which should make our balance sheet more responsive to interest rate increases in the future.  We remain optimistic about our prospects and opportunities for the remainder of 2005 and anticipate that continued economic recovery and expansion will cause commercial loan demand to strengthen.  This will have a positive impact on our net interest income and net interest margin.  Additionally, we believe that our efforts in the newly acquired markets will begin to be a more significant contributor to our financial performance during the second half of 2005.”

Net interest income for the second quarter of 2005 decreased $210,000 to $3.2 million compared to the second quarter of 2004, a decrease of 6.1%.  This decrease was due primarily to a lower level of average interest earning assets which declined from $448.1 million for the quarter ended June 30, 2004 to $416.6 million for the quarter ended June 30, 2005.  This decrease resulted primarily from the sale of two branches acquired from First Kansas during the third quarter of 2004, which resulted in reduced deposits available to invest.  Total non-interest income remained stable at $1.3 million for the quarters ended June 30, 2005 and 2004.  Total non-interest expense also remained constant at $3.0 million for the second quarter of 2005 and 2004.  An increase associated with advertising was offset by decreased amortization of intangibles.

Net interest income for the six months ended June 30, 2005 increased $136,000 to $6.3 million compared to the six months ended June 30, 2004, an increase of 2.2%.  This increase was due primarily to the higher level of interest earning assets obtained in the acquisition of First Kansas, in spite of a reduction in the net interest margin to 3.09% for the first six months of 2005 from 3.26% for the first six months of 2004.  Refinancings and paydowns in the residential mortgage portfolio exceeded commercial loan growth over the past year, resulting in excess liquidity being invested into lower yielding investment securities.  Total non-interest income increased approximately $96,000, or 4.3%, for the six months ended June 30, 2005, as compared to the six months ended June 30, 2004.  The increase was due to increased fees and service charges of $247,000, offset by a decrease of $87,000 in gains on sale of loans and an $89,000 decline in gains on sale of investments.  Total non-interest expense for the first six months of 2005 increased approximately $651,000 compared to the first six months of 2004, resulting primarily from increases associated with the acquisition of First Kansas in compensation and benefits, occupancy and equipment, advertising and data processing.

Landmark Bancorp’s total assets increased to $447.2 million at June 30, 2005, compared to $442.1 million at December 31, 2004.  Net loans receivable were $278.0 million at June 30, 2005, compared to $278.3 million at December 31, 2004.  At June 30, 2005, the allowance for loan losses was $3.1 million, or 1.1% of gross loans outstanding, compared to $2.9 million, or 1.0% of gross loans outstanding at December 31, 2004.  As of June 30, 2005, $2.3 million in loans were on non-accrual status, or 0.8% of total loans, compared to a balance of $1.1 million in loans on non-accrual status, or 0.4% of total loans, as of December 31, 2004.  The increase in non-accrual loans primarily related to a single borrowing relationship comprised of a pool of residential home loans totaling $449,000.  Residential home loans comprised 72.0% of the $2.3 million non-accrual balance at June 30, 2005.  In the event of foreclosure, the Company has historically incurred minimal losses on these residential home loans based upon collateral values.

Landmark Bancorp consummated the acquisition of First Kansas Financial Corporation on April 1, 2004 and accordingly, the operating results presented for the six months ended June 30, 2005 include the accounts and results of First Kansas Financial Corporation while the corresponding six months ended June 30, 2004 include First Kansas Financial Corporation beginning April 1, 2004.  Landmark Bancorp, Inc. is the holding company for Landmark National Bank.  Landmark National Bank has branches in Manhattan (2), Auburn, Dodge City (2), Fort Scott, Garden City, Great Bend, Hoisington, LaCrosse, Louisburg, Osage City, Osawatomie, Paola, Topeka and Wamego, Kansas.

Special Note Concerning Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of the Company.  Forward-looking statements, which may be based upon beliefs, expectations and assumptions of the Company’s management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should” or other similar expressions.  Additionally, all statements in this press release, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events.

A number of factors, many of which are beyond the ability of the Company to control or predict, could cause actual results to differ materially from those in its forward-looking statements.  These factors include, among others, the following: (i) the strength of the local and national economy; (ii) changes in state and federal laws, regulations and governmental policies concerning the Company’s general business; (iii) changes in technology and the ability to develop and maintain secure and reliable electronic systems; (iv) changes in interest rates and prepayment rates of the Company’s assets; (v) increased competition in the financial services sector and the inability to attract new customers; (vi)  the economic impact of armed conflict or terrorist acts involving the United States; (vii) the loss of key executives or employees;

(viii) changes in consumer spending; (ix) unexpected results of acquisitions including last year’s acquisition of First Kansas; (x) unexpected outcomes of existing or new litigation involving the Company; and (xi) changes in accounting policies and practices.  These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.  Additional information concerning the Company and its business, including additional factors that could materially affect the Company’s financial results, is included in the Company’s filings with the Securities and Exchange Commission.

CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited):

	At June 30,	At December 31,
	2005	2004
ASSETS

Cash and cash equivalents	$7,353,748	$7,845,438
Investment securities available for sale	139,026,971	133,604,335
Loans receivable, net (1)	278,047,825	278,259,966
Premises and equipment, net	5,770,833	5,864,258
Goodwill	7,651,892	7,651,892
Other intangible assets, net	1,207,990	1,339,832
Other assets	8,116,292	7,525,173

TOTAL ASSETS	$447,175,551	$442,090,894

LIABILITIES

Deposits	$302,927,612	$302,867,721
Other borrowings	96,540,261	94,571,321
Other liabilities	4,353,364	2,482,875

Total liabilities	403,821,237	399,921,917

Stockholders’ equity	43,354,314	42,168,977

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$447,175,551	$442,090,894

(1)          Loans receivable are presented after adjustments for undisbursed loan funds, unearned fees and discounts and the allowance for loan losses.  The allowance for loan losses was $3,074,653 and $2,893,603 at June 30, 2005 and December 31, 2004, respectively.

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (unaudited):

	Six months ended June 30,		Three months ended June 30,
	2005	2004	2005	2004
Interest income:
Loans	$8,390,492	$7,358,144	$4,288,778	$4,130,635
Investment securities	2,158,512	2,016,263	1,121,711	1,204,938
Other	53,245	19,101	40,175	10,769
Total interest income	10,602,249	9,393,508	5,450,664	5,346,342

Interest expense:
Deposits	2,515,497	1,968,569	1,355,432	1,035,768
Borrowed funds	1,755,610	1,229,669	874,884	880,225
Total interest expense	4,271,107	3,198,238	2,230,316	1,915,993

Net interest income	6,331,142	6,195,270	3,220,348	3,430,349
Provision for loan losses	225,000	180,000	105,000	120,000
Net interest income after provision for loan losses	6,106,142	6,015,270	3,115,348	3,310,349

Non-interest income:
Fees and service charges	1,710,874	1,464,157	913,215	931,422
Gains on sale of loans	371,394	458,030	205,818	223,145
Gains on sale of investments	40,540	129,790	40,540	32,103
Other	214,627	189,016	117,447	107,515
Total non-interest income	2,337,435	2,240,993	1,277,020	1,294,185

Non-interest expense:
Compensation and benefits	2,962,862	2,732,878	1,505,144	1,515,074
Occupancy and equipment	974,342	854,798	484,108	484,639
Amortization of intantibles	182,962	183,366	86,932	108,219
Professional fees	185,056	160,916	98,913	82,222
Data processing	270,233	209,365	141,237	130,500
Advertising	181,847	91,238	97,007	48,750
Other	1,151,869	1,025,221	597,588	631,057
Total non-interest expense	5,909,171	5,257,782	3,010,929	3,000,461

Earnings before income taxes	2,534,406	2,998,481	1,381,439	1,604,073

Income tax expense	781,366	974,933	431,775	529,286

Net earnings	$1,753,040	$2,023,548	$949,664	$1,074,787

Net earnings per share (2)
Basic	$0.83	$0.93	$0.45	$0.50
Diluted	0.83	0.92	0.45	0.49

Book value per share (2)	$20.45	$19.43	$20.45	$19.43

Shares outstanding at end of period	2,120,183	2,181,642	2,120,183	2,181,642

Weighted average diluted common and common equivalent shares outstanding	2,123,256	2,206,025	2,123,452	2,198,399

(2)          Net earnings per share and book value per share at or for the periods ended June 30, 2004 have been adjusted to give effect to the 5% stock dividend paid during December 2004.

	Six months ended June 30,		Three months ended June 30,
	2005	2004	2005	2004
OTHER DATA (unaudited):

Return on average assets (3)	0.80%	1.00%	0.85%	0.90%
Return on average equity (3)	8.35%	9.55%	8.99%	10.11%
Equity to total assets	9.70%	8.87%	9.70%	8.87%
Net yield on interest earning assets (3)	3.09%	3.26%	3.10%	3.08%

(3)          Information for the six and three months ended is annualized.